EX-99.1

SHOE CARNIVAL REPORTS FOURTH QUARTER AND FISCAL 2024 RESULTS

Evansville, IN, March 20, 2025 - Shoe Carnival, Inc. (Nasdaq: SCVL) (the “Company”), a leading retailer of footwear and accessories for the family, today reported results for the fourth quarter and fiscal year ended February 1, 2025 (“Fiscal 2024”) and provided annual guidance for its fiscal year ending on January 31, 2026 (“Fiscal 2025”).

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Achieved high end of annual EPS expectations with GAAP EPS of $2.68 and Adjusted EPS of $2.72.
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Achieved annual sales growth of 2.3 percent, in line with expectations.
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Achieved industry-leading sales growth of 5.7 percent from Shoe Station.
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Exceeded profit and synergy expectations from the Rogan’s Shoes (“Rogan’s”) acquisition.
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Launching long-term growth strategy to expand Shoe Station into national footwear retailer.

“I would like to thank our team members and brand partners for their exceptional contributions to our growth during Fiscal 2024. We achieved the very top end of our annual profit guidance and drove solid sales growth despite a challenging economic landscape. Shoe Station expanded at a pace that made it the fastest growing retailer in our industry once again. We rapidly captured full synergies from our Rogan’s acquisition and grew our sales during key event periods throughout the year,” said Mark Worden, President and Chief Executive Officer.

Mr. Worden continued, “For the 20th consecutive year, we ended the year with no debt and cash flow generation that fully funded our growth initiatives, acquisitions, and operations. We completed a full year of in-market testing for our Shoe Station growth strategy, and the customer response drove results that exceeded my expectations. Today we are announcing a new long-term strategy to expand Shoe Station from the regional market leader it is today, into a national footwear and accessories leader. The first phase of this expansion plan is to rebanner 175 stores to Shoe Station, resulting in over half of our fleet being operated under the Shoe Station banner in the next 24 months. We are rapidly scaling up Shoe Station store counts and near-term investments to capture market share and significant profit expansion by early 2027.”

Operating Results

Fourth quarter 2024 included 13 weeks compared to 14 weeks in fourth quarter Fiscal 2023 and Fiscal 2024 included 52 weeks compared to 53 weeks in Fiscal 2023.

Net sales in fourth quarter 2024 were $262.9 million, consistent with expectations, as compared to $280.2 million in fourth quarter 2023. The impact of the extra week and the retail calendar shift benefited fourth quarter 2023 by approximately $20 million. Without this benefit, net sales otherwise increased approximately $2 million, primarily driven by Shoe Station, the Rogan’s acquisition, and growth during both the November and December holiday shopping periods. Comparable store sales declined 6.3 percent, primarily from continued Shoe Carnival declines during nonevent periods.

Gross profit margin in fourth quarter 2024 was 34.9 percent and reflected a 35-basis point increase in merchandise margin compared to fourth quarter 2023.

Selling, general and administrative expenses for fourth quarter 2024 decreased $2.1 million to $77.6 million. The decrease included lower selling costs at comparable stores, which more than offset the incremental costs associated with Rogan’s. During fourth quarter 2024, the Company captured full synergies within Rogan’s, resulting in approximately $2.5 million of profit synergies captured during Fiscal 2024 results.

Fourth quarter 2024 net income was $14.7 million, or $0.53 per diluted share (“EPS”), compared to fourth quarter 2023 net income of $15.5 million, or $0.57 per diluted share. On an adjusted basis, excluding merger and integration expenses, fourth quarter 2024 Adjusted EPS was $0.54 compared to $0.59 in fourth quarter 2023. The Company estimates that the retail calendar shift and extra week benefited fourth quarter 2023 by approximately $0.10 per share.

Fiscal Year 2024 Operating Results

Net sales were $1.203 billion, consistent with expectations, and increased $27.0 million, or 2.3 percent, compared to Fiscal 2023. This increase resulted from continued growth from Shoe Station’s industry leading 5.7 percent net sales growth and over $80 million in net sales from Rogan’s. The Company grew net sales during peak shopping periods throughout the year. These areas of growth were partially offset by a 3.9 percent comparable store sales decline, driven by Shoe Carnival declines during nonevent periods. The extra week in Fiscal 2023 benefited Fiscal 2023 by approximately $15 million. In Fiscal 2024, net sales otherwise increased approximately $42 million, or 3.7 percent.

Fiscal 2024 gross profit margin was 35.6 percent, resulting in the fourth consecutive year gross profit margin exceeded 35 percent.

Net income for Fiscal 2024 grew to $73.8 million, or $2.68 per diluted share, compared to net income of $73.3 million, or $2.68 per diluted share, in Fiscal 2023. Adjusted net income in Fiscal 2024 grew to $75.0 million, or $2.72 per diluted share compared to $74.0 million, or $2.70 per diluted share, in Fiscal 2023.

Acquired Stores Results

Since 2021, the Company has completed acquisitions of two regional footwear leaders, Shoe Station in the Southeast (2021) and Rogan’s in the upper Midwest (2024). The success of these acquisitions further supports the Company’s commitment to M&A being a key component of its growth strategy to become the nation’s leading family footwear retailer.

In the initial year of acquisition, Rogan’s contributed over $80 million in net sales in Fiscal 2024, including $16.5 million in fourth quarter 2024, consistent with expectations, and contributed operating income that exceeded its initial $10 million target by more than 20 percent. This increased contribution to both operating income and income before income taxes was driven primarily by accelerated integration and synergy capture, margin expansion and tax credits.

Store Count

As of March 20, 2025, the Company operated 431 stores, with 346 Shoe Carnival stores, 57 Shoe Station stores and 28 Rogan’s stores.

Dividend and Share Repurchase Program

In March 2025, the Company’s Board of Directors approved an 11.1 percent dividend increase to 15.0 cents per share. The quarterly cash dividend will be paid on April 21, 2025, to shareholders of record as of the close of business on April 7, 2025. This new annualized dividend rate is a 238 percent increase compared to the rate paid to shareholders five years ago, and this increase marks the 11th consecutive year the Company has increased its dividend. The Company has now paid a dividend for 52 consecutive quarters.

As of March 20, 2025, the Company has $50 million available for future repurchases under its share repurchase program. During Fiscal 2024, the Company did not repurchase any shares.

Capital Management and Cash Flow

The 2024 fiscal year end marked the 20th consecutive year the Company ended a year with no debt, fully funding its operations, acquisitions, and investments from operating cash flow. At the end of Fiscal 2024, the Company had approximately $123.1 million of cash, cash equivalents and marketable securities, an increase of $11.9 million compared to prior year. Operating cash flow for Fiscal 2024 totaled $102.6 million.

Merchandise inventories supporting Shoe Carnival and Shoe Station stores were slightly down on a unit basis at the end of Fiscal 2024 compared to the end of Fiscal 2023. Additional inventory purchases were made near Fiscal 2024 year end to support the rebanner strategy and, to a lesser extent, as a hedge against potential supply chain disruption from tariffs and port worker strikes. The increase in inventory on a dollar basis during Fiscal 2024 primarily reflects inventory supporting Rogan’s.

New Growth Strategy

The Company has been evaluating customer analytics and market data and developing strategies to expand Shoe Station since acquiring the chain in December 2021. For the past two years, Shoe Station has been a market leader in the Southeast, and, according to industry data, Shoe Station has been the industry’s fastest growing retailer. During the same period, the Company’s Shoe Carnival banner and the family footwear industry experienced comparable sales declines.

The Company believes that a national expansion opportunity exists in markets where the customer and/or market characteristics align with the Shoe Station concept. A ten store in-market test was completed over the past year, where underperforming Shoe Carnival stores were closed and new Shoe Station stores were opened in those markets. The customer response and business results exceeded the Company’s success criteria on an aggregated basis with sales and profit contribution over 10 percent higher at the new Shoe Station stores versus Shoe Carnival stores.

Today, the Company is announcing a new long-term strategy to rapidly scale up Shoe Station into a national footwear and accessories leader. The first investment phase is to rebanner 175 stores to the Shoe Station banner over the next 24 months. Once this phase is complete, the Company expects to operate 218 Shoe Station stores, representing 51 percent of the Company’s present store fleet.

The Company expects the long-term prospects of this strategy to result in significant market share growth in areas where the Company has underperformed with its Shoe Carnival concept. The Company also expects to enter new markets where the Company does not compete today as a future phase of the expansion plan. The Shoe Station rebanner strategy is expected to create significant financial leverage from a more productive store base.

During Fiscal 2025, the Company expects to rebanner between 50 to 75 Shoe Carnival stores to Shoe Station stores. The first-year investment is forecasted to decrease Fiscal 2025 operating income by between $20 to $25 million, inclusive of store closing costs, amortization of new store construction costs, a four-to-six-week store closure period through each store’s grand opening, and customer acquisition costs. The Company expects this first-year investment will result in an approximate $0.65 decline in Fiscal 2025 EPS. The Company expects this first-year investment will be recovered over a two-to-three-year period following a store’s grand opening. In Fiscal 2027, the Company expects that net sales from these rebannered stores will be over 10 percent higher and profit contribution will increase over 20 percent compared to the stores before being rebannered.

In Fiscal 2026 and early Fiscal 2027, the plan is to scale up further and complete 100 or more rebanners with a first-year investment forecast between $22 to $27 million and a similar path to payback of the investment of approximately two-to-three years.

Fiscal 2025 Outlook

The Company is initiating its financial outlook for Fiscal 2025. The wider range is reflective of anticipated volatility and uncertainty surrounding tariffs, inflation, and geopolitical topics, and the impacts these uncertainties might have on consumer confidence and spending for family footwear. The Company’s guidance is also impacted by variability of when each of the anticipated 50 to 75 rebannered stores will grand open.

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Net Sales: $1.15 billion to $1.23 billion, representing a range of down 4 percent to up 2 percent versus Fiscal 2024.

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GAAP EPS: $1.60 to $2.10, inclusive of the rebanner strategy’s initial year costs.

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Capital Expenditures: $45 to $60 million.

Record Date and Date of Annual Shareholder Meeting

The Company announced that April 24, 2025, has been set as the shareholder of record date and the Annual Meeting of Shareholders will be held on June 25, 2025.

Conference Call

Today, at 9:00 a.m. Eastern Time, the Company will host a conference call to discuss its fourth quarter and Fiscal 2024 results and Fiscal 2025 outlook. Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com. While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors. A replay of the webcast will be available on the Company’s website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Non-GAAP Financial Measures

The non-GAAP adjusted results for fourth quarter 2024 and 2023 and Fiscal 2024 and Fiscal 2023 discussed herein exclude purchase accounting impacts associated with the Company’s acquisition of Rogan’s. These impacts include the amortization expense included in cost of sales associated with the fair value adjustment to acquisition inventory and expenses included in SG&A related to deal formation and legal and accounting advice and purchase accounting and integration expenses. These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance and future projections. Specifically, the Company believes the adjusted results provide investors with relevant comparisons of the Company’s core operations. Unaudited adjusted results are provided in addition to, and not as alternatives for, the Company’s reported results and guidance determined in accordance with generally accepted accounting principles. A reconciliation of these non-GAAP measures to the Company's GAAP results and guidance appears below in the tables entitled “Reconciliation of GAAP to Non-GAAP Financial Measures”

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation’s largest family footwear retailers, offering a broad assortment of dress, casual and athletic footwear for men, women and children with emphasis on national name brands. As of March 20, 2025, the Company operated 431 stores in 36 states and Puerto Rico under its Shoe Carnival, Shoe Station and Rogan’s store fronts and offers shopping at www.shoecarnival.com and www.shoestation.com. Headquartered in Evansville, IN, Shoe Carnival, Inc. trades on The Nasdaq Stock Market LLC under the symbol SCVL. Press releases and annual reports are available on the Company's website at www.shoecarnival.com.

Contact Information

Patrick C. Edwards

Chief Financial Officer, Treasurer and Secretary

(812)-867-4034

www.shoecarnival.com

(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

As used herein, “we”, “our” and “us” refer to Shoe Carnival, Inc. This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties, such as statements about our future growth, operations, cash flows and shareholder returns, as well as our rebanner strategy and financial outlook. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: our ability to increase our comparable stores net sales and achieve expected operating results from rebannering Shoe Carnival locations into Shoe Station locations within expected time frames, or at all; our ability to achieve expected operating results from, and planned growth of, our Shoe Station banner within expected time frames, or at all; the impact of competition and pricing, including our ability to maintain current promotional intensity levels; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; our ability to control costs and meet our labor needs in a rising wage, inflationary, and/or supply chain constrained environment; the effects and duration of economic downturns and unemployment rates; the potential impact of national and international security concerns, including those caused by war and terrorism, on the retail environment; general economic conditions in the areas of the continental United States and Puerto Rico where our stores are located; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to successfully utilize the e-commerce sales channel and its impact on traffic and transactions in our physical stores; the success of the open-air shopping centers where many of our stores are located and the impact on our ability to attract customers to our stores; our ability to attract customers to our e-commerce platform and to successfully grow our omnichannel sales; the effectiveness of our inventory management, including our ability to manage key merchandise vendor relationships and direct-to-consumer initiatives; changes in our relationships with other key suppliers; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; our ability to successfully manage our current real estate portfolio and leasing obligations; changes in weather, including patterns impacted by climate change; changes in consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations including at our distribution center located in Evansville, IN; the impact of natural disasters, public health and political crises, civil unrest, and other catastrophic events on our operations and the operations of our suppliers, as well as on consumer confidence and purchasing in general; the duration and spread of a public health crisis and the mitigating efforts deployed, including the effects of government stimulus on consumer spending; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cybersecurity breach; our ability to effectively achieve the operating results from, and maintain the synergies, efficiencies and other benefits gained through, our acquisition strategy, including our recent acquisition of Rogan’s; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to identify, consummate or effectively integrate future acquisitions, our ability to implement and adapt to new technology and systems, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; an increase in the cost, or a disruption in the flow, of imported goods; the impact of regulatory changes in the United States, including minimum wage laws and regulations, and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; continued volatility and disruption in the capital and credit markets; future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company’s SEC filings, including the Company’s latest Annual Report on Form 10-K. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as “believes,” “expects,” “aims,” “on track,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends” or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Thirteen	Fourteen	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales	$262,939	$280,169	$1,202,885	$1,175,882
Cost of sales (including buying, distribution and occupancy costs)	171,270	180,462	774,091	754,492
Gross profit	91,669	99,707	428,794	421,390
Selling, general and administrative expenses	77,632	79,738	337,642	327,885
Operating income	14,037	19,969	91,152	93,505
Interest and other income	(4,025)	(1,173)	(6,648)	(2,917)
Interest expense	(98)	74	314	282
Income before income taxes	18,160	21,068	97,486	96,140
Income tax expense	3,495	5,548	23,720	22,792
Net income	$14,665	$15,520	$73,766	$73,348
Net income per share:
Basic	$0.54	$0.57	$2.72	$2.69
Diluted	$0.53	$0.57	$2.68	$2.68
Weighted average shares:
Basic	27,166	27,117	27,157	27,231
Diluted	27,579	27,328	27,524	27,407

Cash dividends declared per share	$0.135	$0.120	$0.540	$0.440

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

(Unaudited)

	February 1, 2025	February 3, 2024
ASSETS
Current Assets:
Cash and cash equivalents	$108,680	$99,000
Marketable securities	14,432	12,247
Accounts receivable	9,018	2,593
Merchandise inventories	385,605	346,442
Other	18,409	21,056
Total Current Assets	536,144	481,338
Property and equipment – net	172,806	168,613
Operating lease right-of-use assets	343,547	333,851
Intangible assets	40,968	32,600
Goodwill	18,018	12,023
Other noncurrent assets	12,650	13,600
Total Assets	$1,124,133	$1,042,025

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$52,030	$58,274
Accrued and other liabilities	25,382	16,620
Current portion of operating lease liabilities	53,013	52,981
Total Current Liabilities	130,425	127,875
Long-term portion of operating lease liabilities	314,974	301,355
Deferred income taxes	18,879	17,341
Deferred compensation	10,011	11,639
Other	848	426
Total Liabilities	475,137	458,636
Total Shareholders’ Equity	648,996	583,389
Total Liabilities and Shareholders’ Equity	$1,124,133	$1,042,025

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

(Unaudited)

	Fifty-Two	Fifty-Three
	Weeks Ended	Weeks Ended
	February 1, 2025	February 3, 2024
Cash Flows From Operating Activities
Net income	$73,766	$73,348
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,065	28,794
Stock-based compensation	7,697	4,887
(Gain) Loss on retirement and impairment of assets, net	(158)	130
Deferred income taxes	564	5,497
Non-cash operating lease expense	56,493	54,998
Other	(1,144)	728
Changes in operating assets and liabilities:
Accounts receivable	(4,060)	459
Merchandise inventories	2,183	43,948
Operating leases	(55,490)	(59,129)
Accounts payable and accrued liabilities	(10,529)	(22,214)
Other	2,251	(8,690)
Net cash provided by operating activities	102,638	122,756

Cash Flows From Investing Activities
Purchases of property and equipment	(33,161)	(56,281)
Investments in marketable securities	(1,161)	(403)
Sales of marketable securities and other	1,412	2,045
Acquisition, net of cash acquired	(44,762)	0
Net cash used in investing activities	(77,672)	(54,639)

Cash Flow From Financing Activities
Proceeds from issuance of stock	169	183
Dividends paid	(14,711)	(12,190)
Purchase of common stock for treasury	0	(5,445)
Shares surrendered by employees to pay taxes on stock-based compensation awards	(744)	(3,037)
Net cash used in financing activities	(15,286)	(20,489)
Net increase in cash and cash equivalents	9,680	47,628
Cash and cash equivalents at beginning of year	99,000	51,372
Cash and cash equivalents at end of year	$108,680	$99,000

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

(Unaudited)

	Thirteen Weeks Ended February 1, 2025	% of Net Sales	Fourteen Weeks Ended February 3, 2024	% of Net Sales

Reported gross profit	$91,669	34.9%	$99,707	35.6%
Amortization expense related to fair value adjustment to acquisition inventory	248	0.1%	0	0.0%
Adjusted gross profit, pre-tax	$91,917	35.0%	$99,707	35.6%

Reported selling, general and administrative expenses	$77,632	29.6%	$79,738	28.5%
Acquisition related fees and expenses	(31)	0.0%	(806)	-0.3%
Adjusted selling, general and administrative expenses, pre-tax	$77,601	29.6%	$78,932	28.2%

Reported operating income	$14,037	5.3%	$19,969	7.1%
Amortization expense related to fair value adjustment to acquisition inventory	248	0.1%	0	0.0%
Acquisition related fees and expenses	31	0.0%	806	0.3%
Adjusted operating income, pre-tax	$14,316	5.4%	$20,775	7.4%

Reported income tax expense	$3,495	1.3%	$5,548	2.0%
Tax effect of amortization of acquisition inventory fair value adjustment and acquisition related fees and expenses	68	0.0%	196	0.1%
Adjusted income tax expense	$3,563	1.3%	$5,744	2.1%

Reported net income	$14,665	5.6%	$15,520	5.5%
Amortization expense related to fair value adjustment to acquisition inventory	248	0.1%	0	0.0%
Acquisition related fees and expenses	31	0.0%	806	0.3%
Tax effect of acquisition related fees and expenses	(68)	0.0%	(196)	-0.1%
Adjusted net income	$14,876	5.7%	$16,130	5.7%

Reported net income per diluted share	$0.53		$0.57
Amortization expense related to fair value adjustment to acquisition inventory	0.01		0.00
Acquisition related fees and expenses	0.00		0.03
Tax effect of acquisition related fees and expenses	0.00		(0.01)
Adjusted diluted net income per share	$0.54		$0.59

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)

(Unaudited)

	Fifty-two Weeks Ended February 1, 2025	% of Net Sales	Fifty-three Weeks Ended February 3, 2024	% of Net Sales

Reported gross profit	$428,794	35.6%	$421,390	35.8%
Amortization expense related to fair value adjustment to acquisition inventory	994	0.1%	0	0.0%
Adjusted gross profit, pre-tax	$429,788	35.7%	$421,390	35.8%

Reported selling, general and administrative expenses	$337,642	28.0%	$327,885	27.8%
Acquisition related fees and expenses	(570)	0.0%	(806)	0.0%
Adjusted selling, general and administrative expenses, pre-tax	$337,072	28.0%	$327,079	27.8%

Reported operating income	$91,152	7.6%	$93,505	8.0%
Amortization expense related to fair value adjustment to acquisition inventory	994	0.1%	0	0.0%
Acquisition related fees and expenses	570	0.0%	806	0.0%
Adjusted operating income, pre-tax	$92,716	7.7%	$94,311	8.0%

Reported income tax expense	$23,720	2.0%	$22,792	2.0%
Tax effect of amortization of acquisition inventory fair value adjustment and acquisition related fees and expenses	380	0.0%	196	0.0%
Adjusted income tax expense	$24,100	2.0%	$22,988	2.0%

Reported net income	$73,766	6.1%	$73,348	6.2%
Amortization expense related to fair value adjustment to acquisition inventory	994	0.1%	0	0.0%
Acquisition related fees and expenses	570	0.0%	806	0.0%
Tax effect of acquisition related fees and expenses	(380)	0.0%	(196)	0.0%
Adjusted net income	$74,950	6.2%	$73,958	6.2%

Reported net income per diluted share	$2.68		$2.68
Amortization expense related to fair value adjustment to acquisition inventory	0.03		0.00
Acquisition related fees and expenses	0.02		0.03
Tax effect of acquisition related fees and expenses	(0.01)		(0.01)
Adjusted diluted net income per share	$2.72		$2.70